                                                                    EXHIBIT 12.1


                         JOHN Q. HAMMONS HOTELS, INC.
                 HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES
                                (000's omitted)


                                                1995           1996            1997             1998              1999
                                            -------------  -------------  ---------------  ---------------  ----------------
HISTORICAL EARNINGS:
Income (loss) before minority interest,
provision for income taxes,
extraordinary item and cumulative effect
of change in accounting principle........        $18,729        $18,524          $ 8,791          $   338          $  (973)



Add:
Interest, amortization of deferred
financing fees and other fixed
charges (excluding interest
capitalized).............................         28,904         36,337           45,086           58,257           63,456
                                                  -------        -------          -------          -------          -------


   Historical earnings....................       $47,633        $54,861          $53,877          $58,595          $62,483
                                                 =======        =======          =======          =======          =======
FIXED CHARGES:
Interest expense and
 amortization of deferred
 financing fees...........................       $28,447        $35,620          $44,325          $57,286          $62,209
Interest capitalized......................         5,270          7,162           10,259            6,163            6,770
Interest element of rentals...............           457            717              761              971            1,247
                                                 -------        -------          -------          -------          -------
   Fixed charges..........................       $34,174        $43,499          $55,345          $64,420          $70,226
                                                 -------        -------          -------          -------          -------
RATIO OF EARNINGS TO FIXED CHARGES
 (A)......................................
                                                    1.39           1.26             0.97             0.91             0.89
                                                 =======        =======          =======          =======          =======
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(A) In computing the ratio of earnings to fixed charges, earnings have been based on income from operations before income taxes and fixed charges
    (exclusive of interest capitalized) and fixed charges consist of interest and amortization of deferred financing fees (including amounts capitalized)
    and the estimated interest portion of rents (deemed to be one-third of rental expense).